Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

of Lytus Technologies Holdings PTV. LTD.:

We hereby consent to the use in this Registration Statement on Form F-1 of Lytus Technologies Holdings PTV. LTD , of our report dated 8 July 2020, except for the effects on the financial statements of the restatement described in Note 24, as to which the date is 2 October, 2020, relating to the consolidated statement of financial position of Lytus Technologies Holdings PTV. LTD. as of 31 March 2020, and the related consolidated statement of profit and loss and other comprehensive income, changes in equity and cash flows, for the period from 16 March 2020 (date of inception) through 31 March 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
2 October 2020